Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Vice President
P.O. Box 626	and Chief Accounting Officer
Bassett, VA 24055	(276) 629-6614 – Investors

Jay S. Moore, Director of
Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release
Bassett Board Authorizes Special Dividend of $1.25 per Share

(Bassett, Va.) – August 29, 2012 –Bassett Furniture Industries, Inc. (NASDAQ: BSET), today announced that its Board of Directors has declared a special dividend of $1.25 per share of common stock outstanding payable on October 26, 2012 to holders of record on October 12, 2012.

For the past two quarters Bassett has paid a quarterly dividend to shareholders of $0.05 per share.  And, as previously announced, the Company’s third quarter dividend will be paid later this week at the $0.05 per share level.  Previously this year, on January 3, 2012, shareholders received a special dividend of $0.50 per share.  Today’s announcement of the latest special dividend means that by the end of October, Bassett will have paid shareholders $1.995 per share since the sale of its interest in the International Home Furnishings Center in May 2011, totaling approximately $22,000,000.  Furthermore, the Company has continued to repurchase its shares in the open market.  Counting shares that have been acquired in its third quarter, Bassett has repurchased 887,195 shares since the beginning of 2011.  Going forward, the Company is able to repurchase an additional $14,800,000 of stock under the currently authorized plan.

“We are pleased to be in the position to announce another significant special dividend to our shareholders in fiscal 2012,” said Robert H. Spilman, Jr., President and CEO.  “Although growing our top line sales and further improving our operating results remain the best means of enhancing shareholder value, we believe that our present level of liquidity warrants the additional distribution to shareholders that our Board of Directors has just approved.  We also believe that after this distribution in October the Company has adequate financial means to execute future growth strategies in both its wholesale and retail segments.”

About Bassett Furniture Industries, Inc.
Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 87 company- and licensee - owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 750 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. Bassett is also growing its traditional wholesale business with more than 500 accounts on the open market, across the United States and internationally.  For more information, visit the Company’s website at bassettfurniture.com. (BSET-G)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the second fiscal quarter of 2012, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended.  For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.  In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements.  Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time.  The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements:  the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission.  Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

###